Exhibit 99.1

Chicago Atlantic Real Estate Finance Announces Fourth Quarter 2023 Financial Results

CHICAGO— (March 12, 2024) Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) (“Chicago Atlantic” or the “Company”), a commercial mortgage real estate investment trust, today announced its results for the fourth quarter and year ended December 31, 2023.

John Mazarakis, Executive Chairman of Chicago Atlantic noted, “The improvement in the regulatory landscape has fed new investment opportunities for us while significantly improving the equity value of many of our borrowers. In addition, the wall of debt maturities we have anticipated among the larger cannabis operators is beginning to occur, with early indications this opportunity could be as meaningful over the next 12 to 18 months as we have previously predicted. We intend to utilize our direct lending expertise and leading platform in the cannabis space to continue to position us in front of these trends driving the improved sentiment and growth in the industry.”

Tony Cappell, Co-Chief Executive Officer, added, “With our continued growth in gross loan originations, increase in our weighted average yield to maturity to 19.4% and the improving credit quality of our operators, our diligent underwriting process and dedicated originations team has helped position us to remain selective in putting our capital to work. The recent extension of our credit facility until June 2026 with an increase in the accordion feature up to $150 million should help us execute on additional opportunities within our pipeline.”

Chicago Atlantic also announced two promotions among its senior management team. Peter Sack, formerly Co- President, has been promoted to Co-Chief Executive Officer alongside Tony Cappell. Phil Silverman, formerly Interim Chief Financial Officer, has been promoted to Chief Financial Officer. Both promotions were effective on March 7, 2024.

Portfolio Performance

●	As of December 31, 2023, total loan commitments of approximately $378.8 million ($371.3 million funded, $7.5 million in future fundings) across 27 portfolio investments.

●	Weighted average yield to maturity was approximately 19.4% as of December 31, 2023 compared with approximately 19.3% as of September 30, 2023.

●	Real estate collateral coverage was 1.5x as of December 31, 2023 and September 30, 2023.

●	Loan to enterprise value (calculated as outstanding principal balance divided by total value of collateral on a weighted average basis) was approximately 44.1% as of December 31, 2023 compared with approximately 42.5% as of September 30, 2023.

●	The percentage of loans which bear a variable interest rate was approximately 81% as of September 30, 2023 and December 31, 2023.

Investment Activity

●	During the fourth quarter, Chicago Atlantic had total gross originations of $24.7 million, of which $8.6 million and $16.1 million was funded to new borrowers and existing borrowers, respectively.

●	New originations were partially offset by principal repayments of $13.7 million, of which $10.9 million was attributable to unscheduled early repayments.

●	During the fourth quarter, non-recurring fee income collected from early principal repayments was $1.8 million, compared with $0.7 million for the third quarter.

Capital Activity and Dividends

●	On February 28, 2024, Chicago Atlantic amended its $100.0 million secured revolving credit facility, without any other change in terms or structure, to extend the maturity date to June 2026 with a one-year extension option, subject to customary conditions. The amendment also increased the accordion feature of the secured revolving credit facility to facilitate additional commitments up to $150.0 million.

●	As of December 31, 2023, the Company had $66.0 million outstanding on its secured revolving credit facility, resulting in a leverage ratio (debt to book equity) of approximately 24%.

●	As of March 11, 2024, the Company has $94.0 million outstanding, and total liquidity, net of estimated liabilities, of approximately $10 million.

●	On January 12, 2024, Chicago Atlantic paid a regular quarterly cash dividend of $0.47 per share of common stock for the fourth quarter of 2023 to common stockholders of record on December 29, 2023.

●	On January 12, 2024, Chicago Atlantic also paid a special cash dividend of $0.29 per share of common stock, which was included in the fiscal 2023 taxable income, to common stockholders of record on December 29, 2023.

Fourth Quarter 2023 Financial Results

●	Net interest income of approximately $14.8 million, a sequential increase of 8.0% compared with the third quarter of 2023. Interest income included approximately $1.8 million of interest income from prepayment fees and acceleration of original issue discounts. These increases were offset by an increase in weighted average borrowings on the revolving credit facility contributing to a sequential increase in interest expense of approximately $0.2 million.

●	Total expenses of approximately $5.8 million before provision for current expected credit losses, which is an increase when compared with the third quarter of 2023; primarily attributable to the $1.6 million increase in net management and incentive fees..

●	The total reserve for current expected credit losses of $5.0 million decreased sequentially by $0.2 million and amounts to approximately 1.4% of the portfolio principal balance of $355.7 million as of December 31, 2023.

●	Net income of approximately $9.4 million, or $0.51 per weighted average diluted share, representing a sequential decrease of 5.8%, primarily due to the aforementioned increase in net management and incentive fees.

●	Distributable Earnings of approximately $9.8 million, or $0.53 per weighted average diluted common share, representing a sequential decrease of 7.0%.

●	Book value per common share decreased sequentially by 1.5% to $14.94 as of December 31, 2023 compared with $15.17 as of September 30, 2023, primarily due to the special dividend of $0.29 per share declared in the fourth quarter.

Full Year 2023 Financial Results

●	Net interest income of approximately $57.1 million, representing a year-over-year increase of 17.0%.

●	Total expenses of approximately $17.7 million before provision for current expected credit losses, representing a year-over-year increase of 39.4%.

●	Net Income of approximately $38.7 million, or $2.11 per weighted average diluted common share.

●	Distributable Earnings of approximately $41.5 million, or $2.26 per weighted average diluted common share, representing a year-over-year increase of 7.6%.

●	The Company declared a total of $2.17 in dividends per common share during 2023, compared to $2.10 during 2022, an increase of approximately 3.3% year over year. Total 2023 dividends included regular quarterly dividends totaling $1.88 per diluted share and a special dividend of $0.29 per diluted share.

●	Book value per common share increased from $14.86 as of December 31, 2022 to $14.94 as of December 31, 2023.

2024 Outlook

Chicago Atlantic offered the following outlook for full year 2024:

●	The Company expects to maintain a dividend payout ratio based on Distributable Earnings per weighted average diluted share of approximately 90% to 100% on a full year basis.

●	If the Company’s taxable income requires additional distribution in excess of the regular quarterly dividend, in order to meet its 2024 taxable income distribution requirements, the Company expects to meet that requirement with a special dividend in the fourth quarter of 2024.

This outlook does not include additional adjustments to the Prime rate subsequent to the date hereof or the impact of any unscheduled loan principal repayments.

Conference Call and Quarterly Earnings Supplemental Details

The Company will host a conference call later today at 9:00 a.m. Eastern Time. Interested parties may access the conference call live via webcast on Chicago Atlantic’s investor relations website or may participate via telephone by registering using this online form. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. A replay of the conference call webcast will be archived on the Company’s website for at least 30 days.

Chicago Atlantic posted its Fourth Quarter 2023 Earnings Supplemental on the Investor Relations page of its website. Chicago Atlantic routinely posts important information for investors on its website, www.refi.reit. The Company intends to use this website as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. The Company encourages investors, analysts, the media and others interested in Chicago Atlantic to monitor the Investor Relations page of its website, in addition to following its press releases, SEC filings, publicly available earnings calls, presentations, webcasts and other information posted from time to time on the website. Please visit the IR Resources section of the website to sign up for email notifications.

About Chicago Atlantic Real Estate Finance, Inc.

Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) is a market-leading commercial mortgage REIT utilizing significant real estate, credit and cannabis expertise to originate senior secured loans primarily to state-licensed cannabis operators in limited-license states in the United States. REFI is part of the Chicago Atlantic platform, which has over 70 employees and has deployed over $2.0 billion across more than 70 loans.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward- looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. More information on these risks and other potential factors that could affect our business and financial results is included in our filings with the SEC. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Tripp Sullivan

SCR Partners

IR@REFI.reit

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
Assets
Loans held for investment	$337,238,122	$339,273,538
Loans held for investment - related party (Note 7)	16,402,488	-
Loans held for investment, at carrying value	353,640,610	339,273,538
Current expected credit loss reserve	(4,972,647)	(3,940,939)
Loans held for investment at carrying value, net	348,667,963	335,332,599
Cash and cash equivalents	7,898,040	5,715,827
Debt securities, at fair value	842,269	-
Interest receivable	1,004,140	1,204,412
Other receivables and assets, net	705,960	1,018,212
Related party receivables	107,225	-
Total Assets	$359,225,597	$343,271,050

Liabilities
Revolving loan	$66,000,000	$58,000,000
Dividend payable	13,866,656	13,618,591
Management and incentive fees payable	3,243,775	3,295,600
Related party payables	2,051,531	1,397,515
Accounts payable and other liabilities	1,135,355	1,058,128
Interest reserve	1,074,889	1,868,193
Total Liabilities	87,372,206	79,238,027
Commitments and contingencies (Note 8)

Stockholders’ equity
Common stock, par value $0.01 per share, 100,000,000 shares authorized and 18,197,192 and 17,685,952 shares issued and outstanding, respectively	181,972	176,859
Additional paid-in-capital	277,483,092	268,995,848
Accumulated deficit	(5,811,673)	(5,139,684)
Total stockholders’ equity	271,853,391	264,033,023

Total liabilities and stockholders’ equity	$359,225,597	$343,271,050

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	For the three months ended
	December 31, 2023	September 30, 2023	December 31, 2022
Revenues
Interest income	$16,530,028	$15,183,450	$15,993,588
Interest expense	(1,690,543)	(1,449,143)	(1,230,966)
Net interest income	14,839,485	13,734,307	14,762,622

Expenses
Management and incentive fees, net	3,243,775	1,601,387	3,295,600
General and administrative expense	1,426,554	1,251,307	1,118,171
Professional fees	555,623	491,107	502,355
Stock based compensation	537,131	540,426	107,267
Provision for current expected credit losses	(253,495)	(41,351)	2,483,512
Total expenses	5,509,588	3,842,876	7,506,905
Change in unrealized gain on debt securities, at fair value	(37,163)	85,567	-
Realized gain on debt securities, at fair value	104,789	-	-
Net Income before income taxes	9,397,523	9,976,998	7,255,717
Income tax expense	-	-	-
Net Income	$9,397,523	$9,976,998	$7,255,717

Earnings per common share:
Basic earnings per common share	$0.52	$0.55	$0.41
Diluted earnings per common share	$0.51	$0.54	$0.41

Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding	18,182,403	18,175,467	17,657,913
Diluted weighted average shares of common stock outstanding	18,564,530	18,562,930	17,742,065

Distributable Earnings and Adjusted Distributable Earnings

In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Distributable Earnings and Adjusted Distributable Earnings to evaluate our performance. Each of Distributable Earnings and Adjusted Distributable Earnings is a measure that is not prepared in accordance with GAAP. We define Distributable Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (iv) provision for current expected credit losses and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We define Adjusted Distributable Earnings, for a specified period, as Distributable Earnings excluding certain non-recurring organizational expenses (such as one- time expenses related to our formation and start-up).

We believe providing Distributable Earnings and Adjusted Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in authorizing dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends.

In our Annual Report on Form 10-K, we defined Distributable Earnings so that, in addition to the exclusions noted above, the term also excluded from net income Incentive Compensation paid to our Manager. We believe that revising the term Distributable Earnings so that it is presented net of Incentive Compensation, while not a direct measure of net taxable income, over time, can be considered a more useful indicator of our ability to pay dividends. This adjustment to the calculation of Distributable Earnings has no impact on period-to-period comparisons.

Distributable Earnings and Adjusted Distributable Earnings should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings and Adjusted Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings and Adjusted Distributable Earnings may not be comparable to similar measures presented by other REITs.

	For the year ended		(Unaudited) For the three months ended
	December 31, 2023	December 31, 2022	December 31, 2023	September 30, 2023
Net Income	$38,710,248	$32,292,477	$9,397,523	$9,976,998
Adjustments to net income
Stock based compensation	1,479,736	435,623	537,131	540,426
Amortization of debt issuance costs	550,906	563,464	145,128	146,676
Provision for current expected credit losses	940,385	3,887,405	(253,495)	(41,351)
Change in unrealized gain on debt securities, at fair value	(75,604)	-	37,163	(85,567)
Realized gain on debt securities, at fair value	(104,789)	-	(104,789)	-
Distributable Earnings	$41,500,882	$37,178,969	$9,758,661	$10,537,182
Adjustments to Distributable Earnings	-	-
Adjusted Distributable Earnings	$41,500,882	$37,178,969	$9,758,661	$10,537,182
Basic weighted average shares of common stock outstanding (in shares)	18,085,088	17,653,765	18,182,403	18,175,467
Adjusted Distributable Earnings per Weighted Average Share	$2.30	$2.11	$0.54	$0.58
Diluted weighted average shares of common stock outstanding (in shares)	18,343,725	17,746,214	18,564,530	18,562,930
Adjusted Distributable Earnings per Weighted Average Share	$2.26	$2.10	$0.53	$0.57